Exhibit 99.1

Blount Executes Letter of Intent to Sell SEG to ATK
Page 1


                                        Contact:     Richard H. Irving, III
                                                     Sr. Vice President-
                                                     General Counsel
                                                     334-244-4340
                                        Release:     Immediately




Blount International Executes Letter of Intent to Sell its Sporting Equipment Group to Alliant Techsystems


MONTGOMERY, AL, October 25, 2001- Blount International, Inc. [NYSE: BLT] ("Blount"), a diversified manufacturer of outdoor products, industrial equipment and sporting goods, announced today that it has executed a letter of intent to sell its Sporting Equipment Group ("SEG") business to Alliant Techsystems ("ATK") for approximately $250 million of ATK common stock. The letter of intent contemplates that ATK will provide Blount with registration rights with respect to the stock.

The sale is subject to negotiating a definitive agreement and to the necessary government approvals, but is presently expected to be completed during the fourth quarter of calendar year 2001. There can be no assurance, however, that the transaction will be completed within this time frame or at all.

Blount's Sporting Equipment Group is a market leader in sporting and law enforcement ammunition and related accessories with renowned brand names such as Federal(R), Speer(R), Outers(R), CCI(R), Simmons(R), Weaver(R) and others, and has served its markets for more than 75 years.

Blount President and CEO Harold Layman said, "The decision to sell an established and profitable business such as SEG is never easy. However, this is consistent with Blount's long-term strategy for reducing debt, focusing on the growth opportunities in our Outdoor Products Group and Industrial and Power Equipment Group, and improving shareholder value. Alliant Techsystems has an established and thriving ammunition business and the Sporting Equipment Group will benefit from the opportunities available in combining these two strong enterprises. We expect the customers and employees of SEG will benefit significantly from this proposed transaction."




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Blount Executes Letter of Intent to Sell SEG to ATK
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Blount's Sporting Equipment Group had sales in fiscal 2000 of $314 million, and operating profits (EBIT) of $37 million. Employment in SEG is currently about 1,700.

Headquartered in Montgomery, Alabama, Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products; Sporting Equipment; and Industrial and Power Equipment. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward-looking statements in this release, including without limitation the Company's "expectations," "beliefs" and their variants, as defined by the Private Securities Litigation Reform Law of 1995, involve certain risks and actual results subsequent to the date of this announcement may differ materially.

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